Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director Nominee in the Registration Statement on Form S-1 of Bison Capital Acquisition Corp. (the “Company”), confidentially submitted on February 28, 2017, and any and all amendments thereto, registering securities for issuance in the Company’s initial public offering.

Dated: February 28, 2017

/s/ Charles Vincent Prizzi
Charles Vincent Prizzi